EXHIBIT 99.1

INTL FCStone Inc. Reports Fiscal 2017 Second Quarter Financial Results
Operating Revenues up 18%, to $195.8 million
Net Income of $11.0 million
EPS of $0.58

New York, NY – May 10, 2017 – INTL FCStone Inc. (the ‘Company’; NASDAQ: INTL), a diversified global financial services organization providing execution, risk management and advisory services, market intelligence and clearing services across asset classes and markets around the world, today announced its financial results for the fiscal year 2017 second quarter ended March 31, 2017.
Sean M. O’Connor, CEO of INTL FCStone Inc., stated “Despite historic low levels of volatility in our markets during the quarter, we achieved net earnings of $0.58 per share. This is below our medium term expectations, but above net earnings in the prior year quarter as well as the immediately preceding 1st quarter when mark to market movements of our corporate interest rate program are excluded. Income in all of our segments improved versus the prior year with the exception of our Securities segment which was down 36%, coming off a strong prior year’s quarter, when it saw record results in market making and significant gains out of Argentina. Commercial Hedging segment net income was up 36% due to improved OTC revenues, Global Payments’ segment income was up 26% on strong volume growth tempered by reduced margins as global and domestic banks increased their flow of smaller payments through us. Our Physical Commodities segment’s income was up 105% due primarily to a 26% increase in the number of ounces of precious metals traded and business expansion in our Physical Ag & Energy businesses. Clearing and Execution Services segment income grew as a result of increased operating revenues in our Exchange-traded Futures & Options business as well as the acquisition of the Correspondent Clearing, Independent Wealth Management and Derivative Voice Brokerage businesses.”
“While our 2nd quarter returns are below our targets, we are poised to take advantage of continued consolidation in our markets, rising interest rates, and potential increases in market volatility.”

INTL FCStone Inc. Summary Financials
Consolidated financial statements for the Company will be included in our Quarterly Report on Form 10-Q to be filed with the SEC. The Quarterly Report on Form 10-Q will also be made available on the Company’s website at www.intlfcstone.com.

	Three Months Ended March 31,			Six Months Ended March 31,
(Unaudited) (in millions, except share and per share amounts)	2017	2016	% Change	2017	2016	% Change
Revenues:
Sales of physical commodities	$5,273.3	$3,548.0	49%	$11,169.3	$6,800.6	64%
Trading gains, net	84.0	80.7	4%	167.0	160.4	4%
Commission and clearing fees	70.3	52.1	35%	139.5	101.2	38%
Consulting and management fees	15.5	9.6	61%	31.2	19.3	62%
Interest income	17.7	18.5	(4)%	28.1	27.2	3%
Other income	—	—	—	0.1	0.1	—%
Total revenues	5,460.8	3,708.9	47%	11,535.2	7,108.8	62%
Cost of sales of physical commodities	5,265.0	3,542.8	49%	11,153.9	6,791.4	64%
Operating revenues	195.8	166.1	18%	381.3	317.4	20%
Transaction-based clearing expenses	33.7	32.9	2%	67.3	62.7	7%
Introducing broker commissions	28.2	13.2	114%	56.9	26.0	119%
Interest expense	10.0	7.1	41%	18.9	13.1	44%
Net operating revenues	123.9	112.9	10%	238.2	215.6	10%
Compensation and other expenses:
Compensation and benefits	76.6	65.2	17%	147.2	128.3	15%
Communication and data services	9.7	7.3	33%	19.8	15.2	30%
Occupancy and equipment rental	3.8	3.2	19%	7.2	6.5	11%
Professional fees	3.4	2.7	26%	8.2	5.6	46%
Travel and business development	3.0	2.3	30%	6.6	5.5	20%
Depreciation and amortization	2.4	2.2	9%	4.8	4.1	17%
Bad debts	1.3	2.6	(50)%	3.8	4.6	(17)%
Other	9.4	7.4	27%	17.9	13.7	31%
Total compensation and other expenses	109.6	92.9	18%	215.5	183.5	17%
Income before tax	14.3	20.0	(29)%	22.7	32.1	(29)%
Income tax expense	3.3	5.5	(40)%	5.4	8.8	(39)%
Net income	$11.0	$14.5	(24)%	$17.3	$23.3	(26)%
Earnings per share:
Basic	$0.58	$0.77	(25)%	$0.92	$1.24	(26)%
Diluted	$0.58	$0.76	(24)%	$0.92	$1.22	(25)%
Weighted-average number of common shares outstanding:
Basic	18,404,236	18,592,643	(1)%	18,325,383	18,621,337	(2)%
Diluted	18,661,418	18,755,450	(1)%	18,637,480	18,821,822	(1)%

Interest Income/Expense:
Overall interest income decreased $0.8 million to $17.7 million in the second quarter, with increases in interest income in our operating segments, more than offset by a decline in our Corporate unallocated segment.
Corporately in the second quarter, we recorded pre-tax unrealized losses of $0.2 million on our U.S. Treasury notes held as part of our interest rate management strategy. The prior year period included a $6.9 million pre-tax unrealized gain on interest rate swaps and U.S. Treasury notes held as part of the strategy. The table below reflects the after-tax impact on net income of these marked-to-market (“MTM”) fluctuations for the last six fiscal quarters. The unrealized gains/losses on U.S. Treasury notes are reflected in interest income on the Condensed Consolidated Income Statements, while the unrealized gains/losses on interest rate swaps are included in trading gains, net. On a segment basis, these unrealized losses are reported in the Corporate unallocated segment, while the amortized earnings on these investments are included in the Commercial Hedging and CES segments. Under this strategy, we do not actively trade in such instruments and generally intend to hold these investments to their maturity date, however as a broker-dealer, unrealized fluctuations in the MTM valuations of these investments are included in operating revenues in the current period. During the second quarter, we sold $865.0 million of U.S. Treasury notes under this strategy, leaving $290.0 million of U.S. Treasury notes outstanding, which will mature in calendar 2017.

	Three Months Ended
(in millions)	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
MTM (loss) gain on interest rate swaps	$—	$(1.0)	$(1.5)	$0.6	$2.3	$(2.7)
MTM (loss) gain on U.S. Treasury notes	(0.2)	(4.6)	(2.1)	2.1	4.6	(4.0)
Gross MTM (loss) gain	(0.2)	(5.6)	(3.6)	2.7	6.9	(6.7)
Tax effect (estimated at 39%)	0.1	2.2	1.4	(1.0)	(2.7)	2.6
After tax MTM (loss) gain on above	$(0.1)	$(3.4)	$(2.2)	$1.7	$4.2	$(4.1)
Historically, our interest income has primarily been driven by the average customer equity in our Commercial Hedging and Clearing and Execution Services (“CES”) segments, as well as short term interest rates. Interest income in our Commercial Hedging and CES (excluding the Sterne Agee businesses) segments increased $2.2 million in the second quarter, due to the interest income impact of average customer equity increasing 11% versus the prior year period and improvement in short term rates.
Our acquired correspondent clearing and independent wealth management businesses of Sterne Agee in the fourth quarter of fiscal 2016 contributed incremental interest revenue of $1.4 million, and our domestic fixed income institutional business increased interest income $2.0 million in the second quarter over the prior year.
Interest expense increased 41% to $10.0 million in the second quarter compared to $7.1 million in the prior year. The increase in interest expense is primarily related to $1.3 million of higher expense from the fixed income institutional business as well as additional interest due to increased credit line capacity and higher average borrowings.
Non-interest Expenses and Key Operating Metrics:
The following table reflects a breakout of total non-interest expenses by variable and non-variable components, which is used by management in evaluating our non-interest expenses, for the periods indicated.

	Three Months Ended March 31,			Six Months Ended March 31,
(in millions)	2017	2016	% Change	2017	2016	% Change
Variable compensation and benefits	$36.2	$33.6	8%	$70.7	$66.8	6%
Transaction-based clearing expenses	33.7	32.9	2%	67.3	62.7	7%
Introducing broker commissions	28.2	13.2	114%	56.9	26.0	119%
Total variable expenses	98.1	79.7	23%	194.9	155.5	25%
Fixed compensation and benefits	40.4	31.6	28%	76.5	61.5	24%
Other fixed expenses	31.7	25.1	26%	64.5	50.6	27%
Bad debts	1.3	2.6	(50)%	3.8	4.6	(17)%
Total non-variable expenses	73.4	59.3	24%	144.8	116.7	24%
Total non-interest expenses	$171.5	$139.0	23%	$339.7	$272.2	25%

The following table reflects key operating metrics used by management in evaluating our product lines, for the periods indicated.

	Three Months Ended March 31,			Six Months Ended March 31,
	2017	2016	% Change	2017	2016	% Change
Volumes and Other Data:
Exchange-traded - futures and options (contracts, 000’s)	25,460.0	26,596.2	(4)%	49,572.7	50,821.3	(2)%
OTC (contracts, 000’s)	350.8	302.0	16%	652.7	616.7	6%
Global Payments (# of payments, 000’s)	153.7	101.1	52%	300.3	196.7	53%
Gold equivalent ounces traded (000’s)	27,239.4	21,619.3	26%	51,568.6	45,139.1	14%
Equity Market-Making (gross dollar volume, millions)	$23,631.3	$24,475.6	(3)%	$45,986.6	$47,559.7	(3)%
Debt Trading (gross dollar volume, millions)	$37,429.2	$26,476.9	41%	$70,474.8	$48,583.5	45%
FX Prime Brokerage volume (U.S. notional, millions)	$171,593.1	$154,108.5	11%	$341,465.7	$278,660.1	23%
Average assets under management in Argentina (U.S. dollar, millions)	$548.9	$515.4	6%	$529.4	$581.9	(9)%
Average customer equity - futures and options (millions)	$2,015.6	$1,817.0	11%	$2,046.9	$1,820.9	12%
Balance Sheet Summary:
The following table below provides a summary of asset, liability, and stockholders’ equity information for the periods indicated.

(in millions, except for per share amounts)	March 31, 2017	September 30, 2016
Summary asset information:
Cash and cash equivalents	$296.3	$316.2
Cash, securities and other assets segregated under federal and other regulations	$1,085.5	$1,136.3
Securities purchased under agreements to resell	$738.8	$609.6
Securities borrowed	$73.6	$—
Deposits with and receivables from:
Exchange-clearing organizations	$1,679.4	$1,524.4
Broker-dealers, clearing organizations and counterparties	$170.3	$237.0
Receivables and notes receivable from customers, net	$215.0	$213.4
Financial instruments owned, at fair value	$1,906.7	$1,606.1
Physical commodities inventory	$181.7	$123.8
Goodwill and intangible assets, net	$61.2	$56.6
Other	$120.1	$126.9

Summary liability and stockholders’ equity information:
Payables to customers	$2,855.5	$2,854.2
Payables to broker-dealers, clearing organizations and counterparties	$178.2	$260.1
Payables to lenders under loans and senior unsecured notes	$263.4	$227.3
Accounts payable and other accrued liabilities	$147.4	$161.3
Securities sold under agreements to repurchase	$1,431.9	$1,167.1
Securities loaned	$107.4	$—
Financial instruments sold, not yet purchased, at fair value	$1,081.2	$839.4
Other	$7.9	$7.1
Stockholders’ equity	$455.7	$433.8

Net asset value per share	$24.42	$23.53

Segment Results
The following table reflects operating revenues by segment for the periods indicated.

	Three Months Ended March 31,			Six Months Ended March 31,
(in millions)	2017	2016	% Change	2017	2016	% Change
Segment operating revenues (loss) represented by:
Commercial Hedging	$62.7	$54.7	15%	$120.2	$110.1	9%
Global Payments	21.5	17.4	24%	44.6	35.7	25%
Securities	37.9	45.6	(17)%	75.3	94.4	(20)%
Physical Commodities	11.2	7.9	42%	21.0	13.8	52%
Clearing and Execution Services	64.2	33.3	93%	127.8	63.1	103%
Corporate unallocated	(1.7)	7.2	n/m	(7.6)	0.3	n/m
Operating revenues	$195.8	$166.1	18%	$381.3	$317.4	20%
The following table reflects segment income by segment for the periods indicated.

	Three Months Ended March 31,			Six Months Ended March 31,
(in millions)	2017	2016	% Change	2017	2016	% Change
Segment income represented by:
Commercial Hedging	$18.7	$13.8	36%	$34.1	$28.8	18%
Global Payments	11.7	9.3	26%	24.9	19.3	29%
Securities	11.7	18.2	(36)%	24.6	40.1	(39)%
Physical Commodities	3.9	1.9	105%	6.9	2.9	138%
Clearing and Execution Services	7.9	3.5	126%	13.6	7.0	94%
Total segment income	$53.9	$46.7	15%	$104.1	$98.1	6%
Reconciliation of segment income to income before tax:
Segment income	$53.9	$46.7	15%	$104.1	$98.1	6%
Costs not allocated to operating segments	39.6	26.7	48%	81.4	66.0	23%
Income before tax	$14.3	$20.0	(29)%	$22.7	$32.1	(29)%
Commercial Hedging
In our Commercial Hedging segment, we provide risk management consulting services in which we assist our customers in the execution of their hedging strategies through a wide range of products from listed exchange-traded futures and options on futures contracts, to basic over-the-counter (“OTC”) instruments that offer greater flexibility and structured OTC products designed for customized solutions. These services span virtually all traded commodity markets, with the largest concentrations in agricultural and energy commodities (consisting primarily of grains, energy and renewable fuels, coffee, sugar, cotton, and food service) and base metals products listed on the LME.
Operating revenues increased 15% to $62.7 million in the second quarter compared to $54.7 million in the prior year. Exchange-traded revenues increased 7%, to $34.7 million in the second quarter, resulting primarily from higher agricultural revenues, in particular in the grain and food service markets. Energy and renewable fuels and LME metals revenues were relatively flat with the prior year. Overall exchange-traded contract volume increased 6% and the average rate per contract was $5.70 which was relatively flat with the prior year.
OTC revenues increased 24%, to $20.9 million in the second quarter, with OTC volumes increasing 16% and the average rate per contract increasing 7% compared to the prior year. This increase was primarily driven by increases in agricultural commodity OTC revenues, most notably in domestic and South American grain markets.
Consulting and management fees increased $0.3 million versus the prior year, while interest income, increased 62%, to $3.4 million compared to the prior year. The increase in interest income was primarily driven by an increase in short-term rates, as well as a 7% increase in average customer equity.
Segment income increased to $18.7 million in the second quarter compared to $13.8 million in the prior year, primarily as a result of the increase in operating revenues, partially offset by a $1.5 million increase in non-variable direct expenses. The increase in non-variable direct expenses was primarily related to non-variable compensation and benefits, bad debt expense and operations charges. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 41% compared to 44% in the prior year, primarily as the result of increased operating revenues from interest and LME activity.

Global Payments
Our Global Payments segment provides global payment solutions to banks and commercial businesses as well as charities, non-governmental organizations and government organizations. We offer payments services in more than 175 countries and 140 currencies, which we believe is more than any other payments solution provider, and provide competitive and transparent pricing.
Operating revenues increased 24% to $21.5 million in the second quarter compared to $17.4 million in the prior year. The volume of payments made increased 52% as we continued to benefit from an increase in financial institutions and other customers utilizing our electronic transaction order system, however this was partially offset by a 19% decrease in the average revenue per trade.
Segment income increased 26% to $11.7 million in the second quarter compared to $9.3 million in the prior year. This increase primarily resulted from the increase in operating revenues, partially offset by a modest increase in non-variable direct expenses, primarily compensation and benefits. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 28% as compared to 29% in the prior year.
Securities
In our Securities segment, we provide value-added solutions that facilitate cross border trading in the equity markets as well as act as an institutional dealer in fixed income securities, including U.S. Treasuries, Federal Agency, Mortgage-Backed and Asset-Backed Securities to a customer base including asset managers, commercial bank trust and investment departments, broker-dealers, and insurance companies. In addition, we also originate, structure and place debt instruments in the international and domestic capital markets as well as operate an asset management business in Argentina.
Operating revenues decreased 17% to $37.9 million in the second quarter compared to $45.6 million in the prior year.
Operating revenues in our Securities segment are comprised of activities in four product lines, Equity Market-Making, Debt Trading, Investment Banking and Asset Management. Operating revenues in Equity Market-Making decreased 20% in the second quarter compared to a very strong prior year comparable period. Gross dollar volume traded declined 3% , however more notably, the average revenue per $1,000 traded declined 18% as the prior year period benefited from favorable market conditions while current second quarter volatility was relatively low leading to a tightening of spreads. Equity Market-Making operating revenues include the trading profits we earn before the related expense deduction for ADR conversion fees. These ADR fees are included in the consolidated income statements as ‘transaction-based clearing expenses’.
Operating revenues in Debt Trading declined 1% in the second quarter compared to the prior year, as strong gains in our domestic institutional fixed income business were more than offset by weaker performance in our Argentina and Latin American businesses. Operating revenues in Investment Banking decreased 75% compared to the prior year, primarily as a result of management’s decision to exit our domestic investment banking business as well as weaker performance in our Argentina operations. Asset Management operating revenues decreased 53% in the second quarter as compared to the prior year. Our Asset Management business is conducted solely in Argentina and similar to our Debt Trading business, the Asset Management business in the prior year benefited from the effect of the Peso devaluation. Assets under management increased 6% to $548.9 million in the second quarter compared to $515.4 million in the prior year.
Segment income decreased 36% to $11.7 million in the second quarter compared to $18.2 million in the prior year, as a result of the decline in operating revenues as well as an increase in interest expense. Variable expenses, excluding interest, expressed as a percentage of operating revenues decreased to 36% in the second quarter compared to 37% in the prior year.
Physical Commodities
In our Physical Commodities segment, we provide a full range of trading and hedging capabilities, including OTC products, to select producers, consumers and investors in precious metals. Additionally, we act as principal to facilitate financing, structured pricing and logistics services to clients across the commodity complex, including energy commodities, grains, oil seeds, cotton, coffee, cocoa, edible oils and feed products.
Operating revenues for Physical Commodities increased 42% to $11.2 million in the second quarter compared to $7.9 million in the prior year.
Precious Metals operating revenues increased 16% to $5.8 million in the second quarter compared to $5.0 million in the prior year. Operating revenues increased from the prior year period as a result of a 26% increase in the number of ounces traded which was partially offset by a 9% decline in the average revenue per ounce traded.
Operating revenues in Physical Ag & Energy increased 86% to $5.4 million in the second quarter compared to the prior year. The increase in operating revenues is primarily due to business expansion following an internal restructuring of the business, resulting in increased operating revenues from both existing and new customer relationships.

Segment income increased 105% to $3.9 million in the second quarter compared to $1.9 million in the prior year, primarily as a result of the increase in operating revenues. In addition, the prior year period included $1.3 million of bad debt expense in the Physical Ag & Energy business.
Clearing and Execution Services
Our CES segment provides competitive and efficient clearing and execution in all major futures and securities exchanges globally as well as prime brokerage in all major foreign currency pairs and swap transactions. Following our acquisition of the Sterne Agee correspondent securities clearing business, we are an independent full-service provider to introducing broker-dealers (“IBD’s”) of clearing, custody, research, syndicated and security-based lending products and services, including a proprietary technology platform which offers seamless connectivity to ensure a positive customer experience through the clearing and settlement process. Also as part of this transaction, we acquired Sterne Agee’s independent wealth management business which offers a comprehensive product suite to retail customers nationwide.
Operating revenues increased 93% to $64.2 million in the second quarter compared to $33.3 million in the prior year.
Operating revenues in our Exchange-traded Futures & Options business increased to $28.0 million in the second quarter compared to $27.7 million in the prior year despite a 7% decrease in exchange-traded volumes as the average rate per contract increased 5% compared to the prior year period. Interest income in the Exchange-traded Futures & Options business increased $0.9 million to $2.1 million in the second quarter primarily as a result of an increase in short-term rates and a 14% increase in average customer equity to $1.1 billion.
Operating revenues in our FX Prime Brokerage declined 23% to $4.3 million in the second quarter compared to $5.6 million in the prior year despite a 11% increase in foreign exchange volumes driven by a narrowing of margins compared to the prior period.
During the fourth fiscal quarter of 2016, we acquired the correspondent clearing and independent wealth management businesses of Sterne Agee. During the second quarter, the Correspondent Clearing and Independent Wealth Management businesses generated operating revenues of $6.9 million and $18.5 million, respectively. Included within these operating revenues, Correspondent Clearing and Independent Wealth Management businesses had interest income of $1.2 million and $0.2 million, respectively.
On October 1, 2016, we acquired ICAP plc’s London-based EMEA oil voice brokerage business. In the second quarter, the Derivative Voice Brokerage business contributed $6.5 million in operating revenues.
Segment income increased to $7.9 million in the second quarter compared to $3.5 million in the prior year, primarily as a result of the increase in operating revenues in the Exchange-traded Futures & Options business as well as the acquisition of the Correspondent Clearing, Independent Wealth Management and Derivative Voice Brokerage businesses. Segment income in the second quarter includes a $0.9 million quarterly charge to compensation and benefits per the terms of the acquisition of the oil voice brokerage business which will continue to be expensed through the end of fiscal 2018 based upon the employees continued employment. Variable expenses, excluding interest, as a percentage of operating revenues were 69% in the second quarter compared to 74% in the prior year. The increase in introducing broker commissions expense was primarily driven by the acquisition of the Independent Wealth Management business which added $14.3 million of expense in the second quarter.

Conference Call & Web Cast
A conference call will be held tomorrow, Thursday, May 11, 2017 at 9:00 a.m. ET. A live webcast of the conference call as well as additional information to review during the call will be made available in PDF form on-line on the Company’s corporate web site at http://www.intlfcstone.com. Participants can also access the call by dialing 1-844-466-4112 (within the United States and Canada), or 1-408-337-0136 (international callers) approximately ten minutes prior to the start time.
A replay of the call will be available at http://www.intlfcstone.com approximately two hours after the call has ended and will be available through May 18, 2017. To access the replay, dial 1-855-859-2056 (within the United States and Canada), or 1-404-537-3406 (international callers) and enter the replay passcode 1789 3448.
About INTL FCStone Inc.
INTL FCStone Inc., through its subsidiaries, is a leading provider of execution, risk management and advisory services, market intelligence, and clearing services across asset classes and markets around the world.
Serving more than 20,000 customers in 130 countries on five continents, the company provides products and services across five market segments: commercial hedging, global payments, securities, physical commodities, and clearing and execution services. Our customers include the producers, processors and end users of virtually every major traded commodity, as well as asset managers, introducing broker-dealers, insurance companies, brokers, institutional and retail investors, commercial and investment banks, and governmental, non-governmental and charitable organizations. A Fortune 500 company headquartered in New York City, the company is listed on the Nasdaq under the ticker symbol “INTL”.
Further information on INTL is available at www.intlfcstone.com.
Forward Looking Statements
This press release includes forward-looking statements including statements regarding the combined company. All statements other than statements of current or historical fact contained in this press release are forward-looking statements. The words “believe,” “expect,” “anticipate,” “should,” “plan,” “will,” “may,” “could,” “intend,” “estimate,” “predict,” “potential,” “continue” or the negative of these terms and similar expressions, as they relate to INTL FCStone Inc., are intended to identify forward-looking statements.
These forward-looking statements are largely based on current expectations and projections about future events and financial trends that may affect the financial condition, results of operations, business strategy and financial needs of the company. They can be affected by inaccurate assumptions, including the risks, uncertainties and assumptions described in the filings made by INTL FCStone Inc. with the Securities and Exchange Commission. In light of these risks, uncertainties and assumptions, the forward-looking statements in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this press release.
These forward-looking statements speak only as of the date of this press release. INTL FCStone Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements.
INTL FCStone Inc.
Investor inquiries:
Bruce Fields
1-866-522-7188
bruce.fields@intlfcstone.com